Exhibit 10.2

DYNEGY INC.

SEVERANCE PLAN

(Effective October 28, 2015)

I.                                        INTRODUCTION.

Dynegy Inc., a Delaware corporation (the “Company”), and its participating subsidiaries previously adopted the Dynegy Inc. Severance Pay Plan, the Dynegy Inc. Executive Severance Pay Plan, the Dynegy Inc. Change in Control Severance Pay Plan, and the Dynegy Inc. Executive Change in Control Severance Pay Plan (the “Prior Severance Plans”).  Following a review of the Prior Severance Plans and consultation with the Company’s outside consultants and advisors, the Board determined that it was appropriate to consolidate its severance and change in control arrangements by adopting the Dynegy Inc. Severance Plan (the “Plan”). Effective October 28, 2015, the Plan replaces the Prior Severance Plans, and provides severance benefits to certain eligible employees whose employment is terminated under certain circumstances, including, during specified periods before, on or after a Change in Control of the Company.

II.                                   DEFINITIONS.

2.1                               Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates otherwise:

(a)                                 “Annual Bonus Plan” shall mean the Dynegy Inc. Incentive Compensation Plan which is in existence on the Effective Date, or any annual bonus plan or similar arrangement which is the successor to that plan.

(b)                                 “Base Salary” shall mean the regular base salary or pay of a Participant but excluding all overtime, bonuses, commissions, premium pay, shift differentials, expense reimbursements, expense reimbursements, benefits paid under any plan maintained by the Company and, all equity awards of any type.

(c)                                  “Beneficiary” shall mean a person or persons entitled to receive benefits under the Plan upon the death of a Participant.

(d)                                 “Board” shall mean the Board of Directors of the Company.

(e)                                  “Cause” shall mean,

(1)                                 for the Chief Executive Officer (i) refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors of Dynegy Inc.; (ii) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property); (iii) misconduct or dishonesty directly related to the performance of the Chief Executive Officer’s duties for the Company or gross negligence in the performance of the Chief Executive Officer’s duties for the Company; (iv) conviction (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding involving a felony or a crime of moral turpitude; (v) drug or alcohol abuse; or (vi) continued failure to perform the Chief Executive Officer’s duties which is not cured within ten (10) days after written notice is provided to the Chief Executive Officer by Dynegy Inc.; or

(2)                                 for all other Participants, (i) conviction of a felony; (ii) failure to substantially perform the duties of such Participant to the Employer (other than such failure resulting from the Participant’s incapacity due to physical or mental condition); (iii) engaging in conduct which is materially injurious (monetarily or otherwise) to the Employer or any of its affiliates (including, without limitation, misuse of the Employer’s or an affiliate’s funds or other property); (iv) engaging in misconduct in the performance of the Participant’s duties; (v) breach of any provision of any agreement between the Employer and the Participant; or (vi) breach of any corporate policy maintained and established by the Employer that is of general applicability to its employees.

If a Level One Participant or Level Two Participant is terminated for “Cause”, such termination shall be effective ninety (90) days after such Participant receives written notice of his termination.  If a Level Three Participant, Level Four Participant or Level Five Participant is terminated for “Cause”, such termination shall be effective on the date such Participant receives written notice of his termination.  Notwithstanding the foregoing, nothing contained in this definition or the Plan is intended or shall be construed to alter a Participant’s at-will employment relationship between a Participant and his Employer.

(f)                                   “Change in Control” shall mean the occurrence of any of the following events: (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (ii); a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity; or (iii) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board. For purposes of the “Change in Control” definition, (a) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (b) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(g)                                  “CIC Protection Period” shall mean the period commencing sixty (60) days prior to a Change in Control and ending (i) for a Level 5 Participant, one (1) year after the date upon which a Change in Control occurs, and (ii) for all other Participants, two (2) years after the date upon which a Change in Control occurs.

(h)                                 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)                                     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)                                    “Company” shall mean Dynegy Inc., a Delaware corporation, and any successor thereto.

(k)                                 “Compensation” shall mean the sum of the following:

(1)                                 the greater of a Participant’s Base Salary at the rate in effect (i) sixty (60) days prior to the date of such Participant’s Involuntary Termination, or (ii) if termination occurs during a CIC Protection Period, immediately prior to the Change in Control; and

(2)                                 the greater of the Participant’s target annual bonus award under the Annual Bonus Plan for (i) the fiscal year in which the Participant’s Termination Date occurs, or (ii) if termination occurs during the CIC Protection Period, the fiscal year in which the Change in Control occurred.

(l)                                     “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve in such capacity.

(m)                             “Contractor’s Employees” shall mean persons working for a company providing goods or services (including temporary employee services) to the Employer whom the Employer does not regard to be its common law employees, as evidenced by the Employer’s failure to withhold taxes from their compensation, even if the persons are determined to be the Employer’s common law employees. Contractor’s Employees are not eligible to participate in this Plan.

(n)                                 “Disability” shall mean that a Participant is determined under the long-term disability plan sponsored by the Company that covers the Participant to have a disability that entitles him to benefits under that plan.

(o)                                 “Effective Date” shall mean October 28, 2015; provided, that if a subsidiary subsequently adopts the Plan, the Effective Date for such subsidiary and its eligible Employees shall be the date specified in the document by which the subsidiary adopts the Plan.

(p)                                 “Employee” shall mean any Full-time and active employee employed by an Employer who is paid through the U.S. payroll department of an Employer; provided, however, with respect to Change in Control benefits, Employee shall not mean an individual who is hired by an Employer on or after the effective date of the particular Change in Control. Temporary or Part-Time Employees, independent contractors, Contractors’ Employees, and Project Employees are not “Employees” under the Plan. Employees covered by a collective bargaining agreement are not “Employees” unless an agreement has been negotiated with the bargaining representative for coverage under the Plan.

(q)                                 “Employer” shall mean the Company and each of its subsidiaries and affiliates (and any successors) that participate in the Plan with the consent of the Plan Administrator. Notwithstanding the foregoing, or anything to the contrary, each of the Board, the Compensation Committee or the Plan Administrator, in their discretion, may permit certain employing entities to remain an Employer under the Plan even after such an entity ceases to be an affiliate of the Company. The companies participating in the Plan are listed on Attachment A to the Plan.

(r)                                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(s)                                   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t)                                    “Full-time” shall mean any Employee who is employed by the Employer to regularly work thirty (30) or more hours per week.

(u)                                 “Good Reason” shall mean:

(1)                                 For a Level 5 Participant, the occurrence during a CIC Protection Period, without the Participant’s express written consent, of any one or more of the following:

(i)                                     a change in the location of the Participant’s principal place of employment by fifty (50) miles or more from the location where he was principally employed; or

(ii)                                  a material diminution in the Participant’s Base Salary

(2)                                 For a Participant not described in Section 2.1(u)(1) above, the occurrence, without the Participant’s express written consent, of any one (1) or more of the following:

(i)                                     a material reduction in the nature or scope of the Participant’s authorities or duties;

(ii)                                  a material diminution in the Participant’s Base Salary and target opportunity under the Annual Bonus Plan; or

(iii)                               a change in the location of the Participant’s principal place of employment by fifty (50) miles or more from the location where he was principally employed.

(v)                                 “Involuntary Termination” shall mean any termination of a Participant’s employment by an Employer which:

(1)                                 does not result from a voluntary resignation by such Participant;

(2)                                 does not result from death, Disability or a termination for Cause; or

(3)                                 is a Termination for Good Reason by the Participant.

Notwithstanding the foregoing or anything herein to the contrary, for the sake of clarity, in no event shall the term “Involuntary Termination” include (i) a mere transfer of an Employee’s direct employment from one “Employer” to another “Employer,” even if such Employer subsequently ceases to be an affiliate of the Company, as long as such new Employer continues to be an “Employer” under and subject to the Plan, or a transfer from one and no such mere transfer of employment event shall give rise to any claims for severance benefits under the Plan, or (ii) termination of employment with an Employer in connection with a Change in Control if the Participant is offered employment under the same terms and conditions with the acquiring entity.

(w)                               “Month of Base Salary” shall mean a Participant’s monthly rate of Base Salary, as determined by the Plan Administrator in its sole discretion.

(x)                                 “Notice of Termination for Good Reason” shall mean a notice from a Participant to the Company, as well as the Participant’s Employer if such Employer is no longer an affiliate of the Company, that shall indicate the specific termination provision or provisions of the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure of a Participant to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right hereunder or preclude asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is delivered to and acknowledged by the General Counsel of the Company and an officer of the Participant’s Employer if such Employer is no longer an affiliate of the Company.

(y)                                 “Participant” shall mean each Employee who meets the eligibility requirements set forth under Article III of this Plan, other than an Employee who is a participant in any other severance benefit plan or arrangement maintained by the Company or any of its affiliates.  For purposes of this Plan, each Participant shall be designated as part of an one of the following groups based upon his position as follows:

Title	Group Designation
Chief Executive Officer	Level One Participant
Executive Vice Presidents	Level Two Participant
Other Vice Presidents	Level Three Participant
Managing Directors	Level Four Participant
Other Employees	Level Five Participant

(z)                                  “Part-Time Employees” shall mean the employees of the Company or an Employer who are employed to regularly work less than 30 hours per week.  Part-Time Employees are not eligible to participate in this Plan.

(aa)                          “Participation Agreement” shall mean an agreement between the Company and a Participant that may be executed to outline certain terms applicable to the Participant’s eligibility and participation in the Plan.

(bb)                          “Plan” shall mean the Dynegy Inc. Severance Plan, as amended from time to time.

(cc)                            “Plan Administrator” shall mean the Dynegy Inc. Benefit Plans Committee or such other person or persons appointed by the Compensation and Human Resources Committee (or their delegates) to oversee the operation of the Plan; provided, however, that with respect to all periods occurring from and after the date upon which a Change in Control occurs, the Plan Administrator shall be the independent third party, as provided in Section 9.3.

(dd)                          “Plan Year” shall mean the twelve (12) month period beginning each January 1st and ending December 31st.

(ee)                            “Project Employees” shall mean persons employed to work on discrete projects or creative matters, whether as a W-2 employee or as an independent contractor. Project Employees are not eligible to participate in this Plan, except to the extent the Company, by written notice, elects to extend Plan participation to the individual.

(ff)                              “Pro-Rata Bonus Payment” shall mean the sum of (i) the bonus payment payable to a Participant under the Annual Bonus Plan for the fiscal year of the Company during which his termination occurs, determined based on the actual performance of the Company without application of any modifiers for individual performance, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date of such termination, and the denominator of which is three hundred sixty-five (365).

(gg)                            “Release” shall mean a separation and general release agreement in the form provided by the Plan Administrator in its sole discretion and shall acknowledge a Participant’s agreement to the terms and conditions of this Plan, the receipt of the severance payment and other benefits and releasing the Company, the Employers, and other persons and entities designated by the Company or the Employers from any liability arising from his employment or termination.

(hh)                          “Severance Period” shall mean the number of months for which a Participant receives severance pay under the Plan, as determined under Section 4.1(b)(1).

(ii)                                  “Successor Company” shall mean any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility, asset or division or any entity to which a Company operation or function has been outsourced); any affiliate of the Company; or any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

(jj)                                “Termination Date” shall mean a Participant’s last day of active service for the Employer, as designated by the Employer.

(kk)                          “Termination for Good Reason” shall mean a resignation of employment by the Participant by a written Notice of Termination for Good Reason given to the Vice President of Human Resources of the Company, as well as an officer of the Participant’s Employer if such Employer is no longer an affiliate of the Company, within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.

(ll)                                  “Vice President of Human Resources” shall mean the individual who, at the time in question, holds a title of Vice President or above and/or is the highest ranking officer in the Human Resources Department of the Company.

(mm)                  “Week of Pay” shall mean a Level 5 Participant’s weekly rate of Base Pay.  However, the fact that amounts are withheld from a Level 5 Participant’s pay for taxes, employee benefits, or other reasons will be disregarded in calculating such Participant’s Week of Pay amount. If a Level 5 Participant is paid by the hour, the Participant’s weekly rate of Base Pay is the Participant’s regular hourly rate multiplied by the Participant’s scheduled hours per week (e.g., thirty (30) hours per week for Full-time Employees). A Level 5 Participant’s base weekly rate of pay shall be determined by the Plan Administrator in its sole discretion.

(nn)                          “Year of Service” shall mean each complete year (three hundred sixty-five (365) days) of service, whether or not such years are completed consecutively, as an Employee with the Employer, a company affiliated with the Employer, or a predecessor company of the Employer for which a Participant is given credit by the Plan Administrator. For the sake of clarity, if a Participant has been rehired by the Employer, his Years of Service prior to his employment termination shall be counted in determining the amount of the severance payment for which he is eligible after being rehired. The Plan Administrator shall determine a Participant’s full and partial Years of Service, in its sole discretion.

III.                              ELIGIBILITY

3.1                               Non-Change in Control Benefits.

(a)                                 Eligibility for benefits.  Prior to a Change in Control, a Participant shall be eligible to participate in the Plan if his employment is terminated by an Employer for one of the following reasons (determined by the Plan Administrator in its sole discretion):

(1)                                 Reduction in force;

(2)                                 Position elimination;

(3)                                 Office closing; or

(4)                                 In the case of a Participant, other than a Level 5 Participant, an Involuntary Termination.

If a Participant is given advance notice of termination, such individual must remain in employment until the Company’s designated Termination Date in order to receive severance pay. The Company has the right to cancel or reschedule a Participant’s previously scheduled termination before the Termination Date. Such individual will not be eligible for severance benefits under this Plan if a previously scheduled termination is canceled.

Severance pay may be paid if a Participant leaves prior to the designated Termination Date if such leaving will not have an adverse effect on the activities of such individual’s department and is approved in writing by the Vice President of Human Resources.

(b)                                 Ineligibility for Participation.  A Participant is ineligible to participate in the Plan in the event his employment with an Employer terminates for a reason other than those enumerated in Section 3.1(a) above, including, but not limited to, the following:

(1)                                 termination by an Employer for any reason not listed in Section 3.1(a) above including, but not limited to, Cause. The Plan Administrator, in its sole discretion, shall determine whether a termination makes a Participant ineligible for benefits provided by this Plan;

(2)                                 voluntary resignation for any reason, except for a Termination for Good Reason;

(3)                                 involuntary resignation for any reason, except those reasons listed in Section 3.1(a), above;

(4)                                 Employee status is canceled due to a failure to report for work, failure to report from leave within applicable Company policy or legal time frames, or other similar event;

(5)                                 death;

(6)                                 the Participant has an employment contract that contains severance provisions;

(7)                                 the Participant is receiving long-term disability benefits at the time he is notified that his employment is being terminated even if his termination is caused by an event listed in Section 3.1(a). However, if a Participant’s disability benefits cease within two (2) years after his position is eliminated because he is no longer disabled and he seeks to be reinstated within such two (2) year period but cannot be rehired due to the elimination of his position and the absence of a comparable position, the Plan Administrator or its designee may, but need not, make the Participant eligible for severance pay by causing the notice, required by the provisions of the Plan, to be given to him within such two (2) year period and any such payment will be made in accordance with the terms and conditions hereof by March 15 of the calendar year following the year in which he receives such notice;

(8)                                 return from a leave of absence which extends beyond the policy reinstatement period, if applicable, and no position is available; or

(9)                                 for a Level 5 Participant only, any merger, acquisition, sale, transfer, outsourcing, reorganization or restructuring of all or part of the Employer or any affiliate or division thereof where either (i) the Participant is offered another position within the Company that provides him a base salary at least equal to or greater than his base salary on the Termination Date (whether or not in accepting such position the Participant would be required to transfer to a different work location, but only so long as he has been offered the Company’s standard relocation package in connection with such transfer; or (ii) the Participant is offered any position with a Successor Company, including an outside contractor, whether affiliated or unaffiliated with the Company and whether or not the Successor Company adopts the Plan, and the offer provides him a base salary at least equal to or greater than his base salary on the Termination Date.

These exceptions from eligibility apply even if a Participant’s termination otherwise qualifies under Section 3.1(a) above.

(c)                                  A Participant will not be entitled to benefits under this Plan unless he satisfies all transition assistance requests of the Company to the Company’s satisfaction, such as aiding in the location of files, preparing accounting records, returning all Company property in the Participant’s possession, or repaying any amounts he owes the Company.

(d)                                 If a Participant’s employment is terminated as a result of an event listed in Section 3.1(a) above, he will receive written notice of his employment termination from the Vice President of Human Resources.  A Participant who does not receive a notice and believes he is eligible for benefits under the Plan may file a written claim for benefits pursuant to Article X below.

3.2                               Change in Control Benefits.  If a Participant’s employment with the Employer or a successor thereto is terminated as a result of an Involuntary Termination occurring during the applicable CIC Protection Period with respect to a Change in Control, such Participant shall be entitled to receive the severance benefits (subject to any deductions and other conditions otherwise described herein) set forth in Article IV.

IV.                               SEVERANCE BENEFITS

Upon a qualifying termination of employment described in Article III above, a Participant shall be entitled to the following severance pay and benefits, subject to the terms and conditions expressed herein.

4.1                               Severance Pay.  All severance payments under this Section 4.1 shall be paid in a single lump sum payment, in cash, at the time provided in Section 5.2 below, and shall be determined based on a Participant’s position and service credit at the time of his termination of employment.

(a)                                 Non-Change in Control Termination Benefits.  A Participant whose employment is terminated outside of his CIC Protection Period shall receive the following severance benefits:

(1)                                 Cash Severance.  The Participant shall receive a lump sum cash payment as designated in the following table:

Title	Severance Amount
Level One Participant	200% of Compensation
Level Two Participant	200% of Compensation
Level Three Participant	100% of Compensation
Level Four Participant

One (1) Month of Base Pay for each full, completed Year of Service with the Employer and a pro-rated amount for any fraction thereof, with a minimum payment of Six (6) Months of Base Pay and a maximum payment of Twelve (12) Months of Base Pay

Level Five Participant

Two (2) Weeks of Pay for each full, completed Year of Service with the Employer and a pro-rated amount for any fraction thereof, with a minimum of payment of twelve (12) Weeks of Pay and maximum payment of fifty-two (52) Weeks of Pay

(2)                                 Bonus Following Severance.  A Participant shall be eligible to receive a Pro-Rata Bonus Payment, which shall be paid at the same time as bonus payments are paid under the terms of the Annual Bonus Plan, if he satisfies the following requirement: (i) for a Level One Participant, Level Two Participant or Level Three Participant, his Termination Date occurs on or after July 1st, and (ii) for a Level Four Participant or a Level Five Participant, his Termination Date occurs on or after October 1st. In addition, a Participant shall be eligible to receive any bonus payment payable to the Participant under the Annual Bonus Plan for the prior fiscal year of the Company which that has not been paid as of the Participant’s Termination Date.

(b)                                 Change in Control Termination Benefits.  A Participant whose employment is terminated during his CIC Protection Period shall receive the following severance benefits:

(1)                                 Cash Severance.  The Participant shall receive a lump sum cash payment as designated in the following table:

Title	Severance Amount
Level One Participant	299% of Compensation
Level Two Participant	250% of Compensation
Level Three Participant	150% of Compensation
Level Four Participant	100% of Compensation
Level Five Participant

Two (2) Weeks of Pay for each full, completed Year of Service with the Employer and a pro-rated amount for any fraction thereof, with a minimum of payment of twenty-four (24) Weeks of Pay and maximum payment of fifty-two (52) Weeks of Pay

(2)                                 Bonus Following Severance.  A Participant shall be eligible to receive a Pro-Rata Bonus Payment, which shall be paid at the same time as bonus payments are paid under the terms of the Annual Bonus Plan.  In addition, a Participant shall be eligible to receive any bonus payment payable to the Participant under the Annual Bonus Plan for the prior fiscal year of the Company which that has not been paid as of the Participant’s Termination Date.

4.2                               Continuation Coverage.  The Company shall permit each Participant, at his election, to continue to participate following his termination of employment in the Company group health care plan that provides medical and dental coverage to a Participant on his Termination Date; provided, however, that (i) the Participant must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage (except, that the cost to a Level One Participant, Level Two Participant, Level Three Participant or a Level Four Participant whose termination occurs during a CIC Protection Period shall be no greater than the lesser of (A) the cost of the coverage paid by the Participant immediately prior to the Involuntary Termination or (B) the cost of the coverage paid by the Participant immediately prior to the Change in Control); (ii) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees; and (iii) such coverage shall immediately end upon the Participant obtaining new employment and becoming eligible to obtain similar coverage (and the Participant is obligated hereunder to promptly report such eligibility to the Company). The Participant’s election of this extended coverage shall not adversely affect in any way his right to health care continuation coverage as required under Part 6 of Title I of ERISA, except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of his extended coverage as provided under the terms of this subsection. Subject to the terms of this Section 4.2, such coverage shall apply for following period based on the Executive’s Participant group on his Termination Date:

Participant Group	Duration if Termination Date is Outside of CIC Protection Period	Duration if Termination Date is During a CIC Protection Period
Level One Participant	Twenty-four (24) months	Thirty-six (36) months
Level Two Participant	Twenty-four (24) months	Thirty (30) months
Level Three Participant	Twelve (12) months	Eighteen (18) months
Level Four Participant	Six (6) months or, if greater, the number of months for which Cash Severance is paid	Twelve (12) months
Level Five Participant	Three (3) months	Six (6) months

To the extent the provisions of this Section 4.2 allow a Participant to continue his participation in the Company’s group health care plan beyond his COBRA continuation coverage period, the Participant will be required to pay the then current COBRA premium for his elected coverage and will receive a reimbursement payment from the Company, which shall be included in his taxable income, equal to the difference between the required COBRA premium paid by the Participant and the then current premium that would be paid by an active employee for the Participant’s elected coverage, for each month of such participation following the expiration of such COBRA continuation coverage period.  Any amount paid to a Participant for reimbursement of any portion of group health care plan premiums, as provided in this paragraph, will be paid to the Participant not later than the last day of the calendar year following the year in which the Participant incurs such expense.  Moreover, in the case of a termination during a CIC Protection Period, (I) such continuation coverage right shall extend to the Participant’s dependents (including the Participant’s spouse); (II) the Participant may also elect to continue life insurance benefits; and (III) the benefits and terms of coverage shall be no less favorable than that provided to the Participants and his covered dependents immediately prior to the Change in Control.

4.3                               Outplacement Services. The Company shall also provide the Participant with outplacement assistance benefits in addition to the benefits described in the preceding subsections. Outplacement assistance benefits shall be in such amount and in such form as is determined by the Plan Administrator in its sole discretion, but in no event will such benefits be provided beyond the end of the second calendar year following the calendar year in which the Participant’s employment was terminated. The Plan Administrator’s determinations pursuant to this subsection shall be made on a case-by-case basis with respect to any individual Participant or group of Participants, and the Plan Administrator shall consider such factors as it deems relevant. Outplacement assistance benefits hereunder may vary among individual Participants. The value of such outplacement assistance benefits will not be paid to any Participant in a lump sum, but the payments necessary to provide such benefits will be made directly to an outplacement assistance provider. The Company may, in its sole discretion, provide outplacement assistance benefits to the Participant prior to his execution of the Release or the expiration of any revocation period described in the Release. If the Participant is provided such outplacement assistance benefits prior to execution of the Release or the expiration of any revocation period described in the Release, then, after execution of the Release and the expiration of any revocation period, the Participant will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had already determined would be provided to him. Failure to execute the Release within the specified time period or the revocation of the Release will result in cessation of any outplacement assistance benefits.

With respect to Level One Participants, Level Two Participants, Level Three Participants and Level Four Participants, the following additional terms apply: (i) the outplacement services shall be provided during the Participant’s Severance Period, provided such period does not exceed the end of the second calendar year following the calendar year in which the Participant’s employment was terminated; (ii) the outplacement assistance provider shall be mutually agreed upon by the Participant and the Plan Administrator; and (iii) in the case of a Change in Control-related termination, such outplacement services and benefits shall be at least equivalent to those that would have been provided to the Participant under the programs maintained by the Employer immediately prior to the Change in Control had such Participant’s employment been Involuntarily Terminated immediately prior to the Change in Control.

4.4                               Effect of Plan on Other Company Benefits. A Participant eligible for benefits under the Plan may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan, documents or insurance contracts in effect on the date of the Participant’s termination. A Participant’s rights under the other plans, documents or insurance contracts are not affected by his decision to participate or to not participate in this Plan.  However, no severance benefits will be payable, except as set forth by this Plan. The severance benefits provided under the Plan shall be in lieu of the severance benefits, if any, that would otherwise be provided under any other Company severance plan or agreement upon such termination.

V.                                    RELEASE OF CLAIMS; TIME AND FORM OF PAYMENTS.

5.1                               Release Requirement.  In order to receive severance benefits under the Plan, the Participant must execute a Release. The Release shall be furnished to the Participant as soon as practical after the date on which the Company or the Participant receives the notice of termination, but in no event later than the latest date that will insure that the applicable revocation period for the Release will expire not later than March 1 of the year following the year in which the Participant’s employment is terminated.  If a Participant fails to return the Release, fails to return it timely (based on the required timeframe specified by the Company), or revokes his execution of the Release, such Participant forfeits his eligibility for and all rights to Plan benefits.

5.2                               Time and Form of Payment.  The Cash Severance payment provided in Section 4.1 will be paid to the Participant in one lump sum within fourteen (14) days after the Participant executes the Release and the expiration of any revocation period described in the Release in accordance with the terms and conditions of the Plan but no later than March 15th of the calendar year following the year of the Participant’s termination. The Pro-Rata Bonus payment, if any, provided in Section 4.1 will be paid to the Participant in one lump sum during the calendar year immediately following the calendar year in which the Participant’s Termination Date occurs, provided such payment shall be made not later than the date the bonus is paid to other participants in the Annual Bonus Plan and the Release has been properly executed as described in the prior sentence.  The benefits payable under this Plan shall be inclusive of and offset by any other severance or termination payment made by the Company, including payments provided by Section 5.4 below.  Notwithstanding the preceding, if a Participant is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Code Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following the Participant’s Termination of Employment.  Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

5.3                               Amounts Owing to Employer.  The amount of severance pay received under the Plan shall be reduced by any amounts the Participant owes to the Employer at the time the severance pay is paid; provided, however, to the extent the amount of severance pay is not exempt from Code Section 409A, then amounts may only be offset for such nonexempt severance pay where the amount does not exceed $5,000 in any Plan Year, the debt is incurred in the ordinary course of the Participant’s employment relationship, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant. The determination of what amounts are owed by the Participant will be made in the sole discretion of the Plan Administrator. Any such offset to the severance amount for which the Participant is eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.

5.4                               Integration With Plant Closing Law and/or the WARN Act.  To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, Change in Control, or any other similar event or reason, the benefits provided under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of any Participant’s involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan it its sole discretion. Included in the scope of the foregoing, if a Participant receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and remains employed during the WARN notice period, then the severance pay and benefits for which the Participant is eligible under this Plan will be reduced by the pay and benefits received by the Participant during the WARN notice period.

5.5                               Rehired Employees.

(a)                                 Once a Participant receives severance pay under this Plan, he has no right to be re-employed by the Company. If a Participant is rehired by the Company after he receives payment of his severance pay, he will be entitled to keep that portion of his severance pay equal to his regular, normal base weekly rate of pay prior to his employment termination multiplied times the number of weeks and/or fraction of weeks between his Termination Date and the rehire date. Any remainder must be either returned to the Company upon the Participant’s rehire or it will be deducted from his pay.

(b)                                 If a Participant is rehired within the same calendar year in which his employment was terminated because of a reduction in force and he received payment for vacation earned but not taken, he may either retain the payment and forfeit the vacation time for which he was eligible prior to his employment termination, or he may return to the Company the amount he received and reinstate vacation time for which he was eligible prior to termination.

(c)                                  If a Participant’s employment ends because of a reduction in force and he is rehired by the Company within twelve (12) months of his Termination Date, the Participant’s Years of Service with the Company prior to such termination will be counted in determining his vacation benefits eligibility in future years. Applicable vacation time on rehire will be determined in accordance with the Company’s vacation policy.

(d)                                 If a Participant is rehired, his Years of Service prior to his employment termination will be counted in determining the amount of benefits under the Plan for which such Participant is eligible after being rehired.

5.6                               Mailing Address.  The Participant is responsible for informing the Plan Administrator of any change in the Participant’s mailing address by written letter delivered to the Vice President of Human Resources until the Participant’s severance benefits have been paid in full.

5.7                               Death Before Payment.  In the event that a Participant dies after the termination of his employment and before having received the full amount of the severance benefits for which he was qualified, benefits provided by this Plan will be paid to the legal representative of the Participant’s estate unless the Participant notifies the Plan Administrator in writing that he specifically designates a different Beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the Participant had not signed the Release prior to his death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the Participant’s estate.

5.8                               Termination Status.  For purposes of severance benefits under the Plan that are exempt from the provisions of Code Section 409A, a Participant shall terminate employment on the date he ceases to be categorized as an employee on the payroll system of the Company. For purposes of severance benefits under the Plan that are not exempt from the provisions of Code Section 409A, a Participant shall terminate employment on the date he ceases to perform services for the Company, or such services decrease to a level that is fifty percent (50%) or less of the average level of services performed by the Participant over the immediately preceding thirty-six (36) month period. The last day of a Participant’s active employment with the Company shall he considered such Participant’s termination date for purposes of the Company’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Participant’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Participant’s termination date.

VI.                               TAXES

6.1                               Withholding.  All severance pay benefits will be subject to withholding for applicable employment and income taxes.

6.2                               Golden Parachute Taxes.  Notwithstanding any provision in the Plan to the contrary, if a Participant is entitled to severance benefits under this Plan and other payments and/or benefits in connection with a change of ownership or effective control of the Company covered by Code Section 280G (collectively, the “Company Payments”), and if such Company Payments would otherwise equal or exceed 300% of the Participant’s base amount as defined in Code Section 280G(b)(3) (the “Threshold Amount”), then the amount of the severance benefits under this Plan to such Participant will be reduced to an amount that is less than such Threshold Amount, but only if and to the extent such reduction will also result in, after taking into account all taxes, including any income taxes (together with any interest or penalties thereon, the “Additional Income Tax”) and any excise tax pursuant to Code Section 4999, a greater after-tax benefit to the Participant than the after-tax benefit to the Participant of the Company Payments computed without regard to any such reduction. If the severance benefits under this Plan must be reduced, the order of reduction shall be in accordance with Code Section 409A and unless otherwise required to satisfy Code Section 409A, (i) the order of reduction shall be as follows: (A) first, the severance pay under Sections 4.1; (B) second, the outplacement and other services under Section 4.3; (C) third, the continued life insurance coverage under Section 4.2; (D) fourth, the continued disability insurance coverage under Section 4.2; (E) fifth, the continued dental insurance coverage under Section 4.2; and (F) sixth, the continued medical and dental coverage under Section 4.2; and (ii) subject to the order of reductions specified in subparagraph (i), the payments that would otherwise be made latest in time shall be reduced first and payments that would be otherwise be made at the same time shall be reduced pro rata.  All determinations under this subsection shall be made by an independent certified public accounting firm (the “Accounting Firm”). The Accounting Firm shall be designated by the Plan Administrator no later than the tenth business day following the public announcement by the Company of an event which, if consummated, would constitute a Change in Control. If the Accounting Firm has not been designated by such date, the Accounting Firm shall be the independent certified public accounting firm serving as the Company’s auditor immediately prior to the Change in Control; provided, that if the Accounting Firm has not been designated by such date and the firm serving as the Company’s auditor declines to serve as the Accounting Firm, the Accounting Firm shall be designated by the majority vote of the Level One Participants and Level Two Participants. The Company shall be responsible for all fees and expenses of the Accounting Firm. In making the determination of any excise tax pursuant to Code Section 4999, the Accounting Firm shall take into account the value of any covenant by the Participant to refrain from performing services, such as under a covenant not to compete.

VII.                          RESTRICTIVE COVENANTS

7.1                               Definition.  For purposes of this Article VII, the term “Company” shall refer to the Company, each Employer and their subsidiaries.

7.2                               Non-competition.  By accepting benefits under the Plan, each Level One and Two Participant who is not otherwise already subject to a non-competition agreement agrees that for the (i) two (2)-year period following the involuntary termination (as applicable, the “Restricted Period”), such Participant shall not, within any geographic area covered by any Independent System Operator (ISO) or Regional Transmission Organization (RTO) in which the Company or any of its subsidiaries or affiliates is engaged in business or marketing activities (“Restricted Areas”), directly or indirectly, own, manage, operate, control, or provide executive or management level consulting, employment or management services (“Restricted Services”) to any (A) Independent Power Producer (IPP), (B) “hybrid” unregulated electricity provider that operates merchant energy assets that are competitive with the assets owned by the Company or any of its affiliates, or (C) any retail energy provider (“Restricted Service Recipients”); provided, however, that if the Level One or Two Participant provides written notice to the Company identifying a prospective service recipient and describing the prospective employment, consulting, management or other services to be provided, and the geographic area included within the Level One or Two Participant’s proposed services, the Company shall inform the Level One or Two Participant as soon as reasonably practicable that the Company intends to enforce the provisions of this Section, otherwise the provisions of this Section shall be deemed waived by the Company, which waiver shall not be unreasonably withheld.  The scope of the Restricted Areas and Restricted Service Recipients shall be determined as defined above according to the current business of the Company or its affiliates during the last year of the Level One or Two Participant’s employment.

7.3                               Non-Disclosure.  Participants have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. By accepting severance benefits under the Plan, the Participant agrees that he will not, at any time after his employment terminates, disclose to others, use, copy, or permit to be copied, except pursuant to his duties on behalf of the Company or its successors, assigns, or nominees, any “Confidential Information” (defined below) of the Company (whether or not developed by the Participant) without the prior written consent of the General Counsel of the Company.

By accepting severance benefits under the Plan, the Participant understands and agrees that all “Records” (defined below) also constitute Confidential Information of the Company and that the Participant’s obligations continue at all times after his employment. These records do not become any less confidential or proprietary to the Company because the Participant may commit some of it to memory or because the Participant may otherwise maintain it outside of the Company’s offices.

By accepting severance benefits under the Plan, the Participant agrees that he will never take any Company property for the Participant’s own use or benefit. On or before the Participant’s Termination Date, the Participant will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, Records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Participant, solely or jointly with others, and which are in the Participant’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

“Confidential Information” includes but is not limited to, any formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” also includes any information or knowledge pertaining to the operation of the Company’s business that is not generally available to the public and maintained as confidential by the Company, including but not limited to the Company’s trade secrets; Records; plans;

strategies; potential acquisitions; costs; prices; systems for buying, selling and/or trading natural gas, natural gas liquids, crude oil, coal, or electricity (or other similar commodities) or other power generation products; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and servicing methods and techniques at any time used, developed, or investigated by the Company before or during the Participant’s tenure of employment. By accepting severance benefits under the Plan, the Participant further agrees to maintain in confidence any confidential information of third parties received as a result of the Participant’s employment and duties with the Company.

“Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to the Participant by the Company, or by any institution acquired by the Company, or compiled by the Participant in any form or manner including information in documents or electronic devices, such as software, flow charts, graphs, spreadsheets, resource materials, video tapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

These are examples of the types of information the Company considers Confidential Information. All of this information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this information creates a competitive advantage for the Company and is economically valuable. Recognizing the irreparable nature of the injury that could be done by a Participant’s breach of the requirements and agreements contained herein and that money damages would be inadequate compensation to the Company, the Participant agrees that any breach of the non-disclosure requirements and agreements contained herein by the Participant should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Participant. The Participant further agrees to communicate the contents of this section to any prospective employer or associate.

The foregoing notwithstanding, neither this Plan nor any other Company agreement or policy shall prohibit a Participant from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law.  A Participant is not required to notify the Company of these reports or disclosures.

7.4                               Non-Disparagement.  Neither any Participant nor the Company shall make or authorize any public statement, oral or written, disparaging the other in their respective business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to a response to any subpoena or other legal process.

7.5                               Non-Solicitation.  By accepting severance benefits under the Plan, each Participant agrees that for a period of twenty-four (24) months after his Involuntary Termination, the Participant shall not solicit, raid, entice, encourage or induce any person who at the time of such Involuntary Termination was an employee of the Company, to become employed by any person, firm or corporation, and the Participant shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

7.6                               Damages.  By accepting severance benefits under the Plan, the Participant agrees that the foregoing restrictions contain reasonable limitations as to the time and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to, the protection of Confidential Information. The Participant also agrees that the general public shall not be harmed by enforcement of this Section.  Recognizing the irreparable nature of the injury that could be caused by the Participant’s breach of the requirements and agreements contained in this Section and that money damages would be inadequate compensation to the Company, the Participant agrees that any breach of the requirements and agreements contained in this Section by the Participant should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Participant. Each Participant further agrees to communicate the contents of this Section to any prospective employer or associate.

VIII.                     CODE SECTION 409A.

8.1                               Each of the payments of severance, continued medical and outplacement benefits stated above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (i) payments that are made on or before March 15th of the calendar year following the applicable year of termination, and (ii) any additional payments that are made on or before the last day of the second (2nd) calendar year following the year of the Participant’s termination and do not exceed the lesser of two (2) times the Participant’s base salary in the year prior to his termination or two (2) times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

8.2                               Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding subsection or that are otherwise subject to the six (6) month payment delay requirements of Code Section 409A, to a Participant who is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), shall not commence until at least six (6) months after the date such Participant terminates employment. Whether a Participant is a “specified employee” shall be determined annually by the Plan Administrator, as of December 31st of each Plan Year. Any Participant so identified shall be a “specified employee” for the entire twelve (12) month period beginning on the following April 1st. To the extent the payments to be made during the first six (6) month period following a “specified employee’s” termination of employment exceed such exempt amounts described in the preceding subsection or are otherwise subject to the six (6) month payment delay requirements of Code Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh (7th) month after termination.

8.3                               Compliance with Code Section 409A.  Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Code Section 409A and related Treasury Department regulations and pronouncements (“Section 409A”), that Plan provision or benefit will be reformed (without the consent of Participants) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the eligible Participant’s right to benefits.

IX.                              PLAN ADMINISTRATION

9.1                               General.  The administration and operation of the Plan is directed by the Plan Administrator.

9.2                               Powers of the Plan Administrator.  The Plan Administrator will have full power to administer the Plan in all of its details, subject, however, to the requirements of ERISA. The Plan Administrator’s power and authority will include, but will not be limited to, the sole discretion to:

(a)                                 make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or as are required to comply with applicable law;

(b)                                 interpret the Plan and authorize the payment of any benefits under it, its interpretation thereof to be final and conclusive regarding any Employee, former Employee, Participant, former Participant and/or Beneficiary;

(c)                                  decide all questions concerning the Plan and the eligibility of any individual to participate in the Plan;

(d)                                 compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(e)                                  keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code, and applicable regulations, or under state or local law and regulations;

(f)                                   appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan;

(g)                                  by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA;

(h)                                 admit any subsidiary or affiliated entity to participate in the Plan; and

(i)                                     amend, terminate, supplement, or modify the Plan at any time whether or not benefits that are currently payable are affected or retroactively terminated.

All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

9.3                               Plan Administrator.  Prior to the date upon which a Change in Control occurs (or in the case of a Change in Control as defined in Section 2.1(f)(2), as soon thereafter as practical), the Board shall appoint an individual, entity or committee who is independent of the Company to serve as Plan Administrator with respect to the Plan from and after the date of such Change in Control. At the time Plan Administrator is appointed, the Board may also appoint a contingent Plan Administrator to serve as Plan Administrator in the event the Plan Administrator initially appointed resigns or is otherwise unwilling, unable or becomes unable to serve as Plan Administrator. In the event the Board does not appoint a contingent Plan Administrator, if for any reason the individual, entity, committee or a member thereof so appointed resigns or is otherwise unwilling, unable or becomes unable to serve as Plan Administrator, then such individual, entity, committee or the remaining committee members thereof (or any successor thereto) shall appoint his or its own successor or a successor member thereof, as applicable, (who shall also be independent of the Company). All fees and expenses of the Plan Administrator shall be paid by the Company. Notwithstanding any other provision of the Plan, the final decision with respect to any and all claims for benefits under the Plan shall be made by the Plan Administrator appointed pursuant to this Section 9.3.

X.                                   CLAIM REVIEW PROCEDURE.

10.1                        Authority to Adopt Procedures.  The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Plan.

10.2                        Summary of Claims Procedures.  In order to file a claim for benefits under the Plan, a Participant must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Plan benefits containing a description of (i) an alleged failure to receive a benefit payable under the Plan, or (ii) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit the Participant received under the Plan. In connection with the submission of a claim, a Participant may examine the Plan and any other relevant documents relating to the claim, and the Participant may submit written comments relating to such claim to the Benefits Administrator. If the Participant needs additional information regarding his claim for benefits, then he can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate the Participant’s claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.

(a)                                 Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.

(b)                                 Within ninety (90) days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next subsection), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied.  If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.

(c)                                  In the event of an “Adverse Benefit Determination” (which includes a denial or modification of a Participant’s claim, or an invalidation for failing to follow the Plan’s claim submission procedures), the Participant will be notified in writing not later than ninety (90) days following the date the claim was filed (or within one hundred eighty (180) days under special circumstances, in which case the Participant will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

(1)                                 The specific reason or reasons for the Adverse Benefit Determination;

(2)                                 The Plan provisions upon which the Adverse Benefit Determination is based;

(3)                                 Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

(4)                                 The Plan’s claims review procedure; and

(5)                                 A description of the Participant’s right to bring a civil action under ERISA with respect to the Adverse Benefit Determination upon completion of the Plan’s claims procedures.

(d)                                 Within sixty (60) days following receipt of an Adverse Benefit Determination, the Participant may submit a written request to the Plan Administrator for review of such determination. During this review process, the Participant will have the opportunity to submit written comments and other information relating to the claim and he will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items the Participant submits to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

(e)                                  Within sixty (60) days following a request for review (or within one hundred twenty (120) days under special circumstances, in which case the Participant will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing the Participant with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if the Participant fails to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:

(1)                                 The specific reason or reasons for the Adverse Benefit Determination;

(2)                                 The Plan provisions upon which the Adverse Benefit Determination is based;

(3)                                 A statement that the Participant is entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

(4)                                 A description of the Participant’s right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

(f)                                   The Participant may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue his claim for benefits under the Plan and/or his request for a review of an Adverse Benefit Determination made with respect to a claim.

(g)                                  Completion of the claims procedures described in this Section 10.2 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant or by any other person claiming rights individually or through a claimant.

XI.                              GENERAL PROVISIONS.

11.1                        Mitigation.  Except as provided in Sections 4.2 and 5.3, a Participant shall not be required to mitigate the amount of any payment or benefit provided for in Article IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Article IV be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer or by retirement benefits.

11.2                        No Benefits for Improper Conduct.  Anything to the contrary herein notwithstanding, a Participant who has engaged in conduct described in Section 2.1(e), whether or not such conduct resulted in a termination for Cause, shall not be entitled to receive benefits under the Plan. If the Plan Administrator determines that a Participant engaged in conduct described in Section 2.1(e), the Plan Administrator shall be entitled to recover, in any manner the Plan Administrator in its discretion deems necessary or appropriate for such recovery, from such

Participant any payment or benefit provided pursuant to this Article III and any and all expenses incidental to or necessary for such recovery.

11.3                        Termination Status.  For purposes of severance benefits under the Plan that are exempt from the provisions of Code Section 409A, an eligible Participant shall terminate employment on the date he ceases to be categorized as an employee on the payroll system of the Employer. For purposes of severance benefits under the Plan that are not exempt from the provisions of Code Section 409A, an eligible Participant shall terminate employment on the date he ceases to perform services for the Employer, or such services decrease to a level that is fifty percent (50%) or less of the average level of services performed by the eligible Participant over the immediately preceding thirty-six (36) month period. The last day of an eligible Participant’s active employment with the Employer shall be considered such Participant’s Termination Date for purposes of the Employer’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Participant’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Participant’s Termination Date.

11.4                        Other Participating Employers.  The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid solely by the Employer which employs the particular Participant; provided, however, that the determination of whether a Change in Control has occurred shall be made based solely on the application of that term to the Company. Additionally, notwithstanding anything herein to the contrary, in the event an Employer ceases to be part of the “controlled group of corporations” (within the meaning of Code Section 414(b)) of which the Company is a member or otherwise affiliated with the Company, but the Board, Compensation Committee or Plan Administrator permits such Employer to remain a participating Employer under the Plan, references throughout the Plan to benefits being provided by the Company or under plans or arrangements sponsored by the Company shall be deemed to mean benefits being provided by, or under plans or arrangements sponsored by, the Employer or one of the new affiliates of the Employer instead of the Company or any entities that remain affiliated with the Company.

11.5                        Amendment and Termination.

(a)                                 The Plan may be amended, terminated or discontinued by the Board (or the Compensation Committee of the Board) in whole or in part, at any time and from time to time; provided, however, that the Plan may not be amended, terminated or discontinued (i) in any respect or at any time during the two (2) year period following a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law), or (ii) to reduce the potential benefits provided under the Plan or to adversely (from the perspective of employees of the Employer) modify the classification of individuals who will qualify as Participants during the period beginning on the date that the Board first considers a transaction that could result in a Change in Control and ending on the date such potential transaction is abandoned by the Company and any other parties thereto or has been consummated and resulted in a Change in Control (a “Potential Transaction Period”). Further, the Employer shall not take any action either during a Potential Transaction Period or on or after the date upon which a Change in Control occurs that would cause an individual who is, or who would otherwise be, a Participant, to lose eligibility under the

Plan. The Plan shall automatically terminate two (2) years after the occurrence of a Change in Control; provided, however, that if prior to such Termination Date, a Participant has terminated employment with the Employer as a result of an Involuntary Termination or has been subject to a Good Reason event, then the Plan shall remain in effect with respect to such Participant in accordance with its terms. In addition, the termination of the Plan shall not terminate the obligations of the Employer and Participants under Article VII, Section 9.3, Section 11.7 or Section 11.9.

(b)                                 For purposes of this Section 11.5, the termination of an Employer’s participation in the Plan shall be deemed to be an amendment to the Plan, but the commencement of participation by an Employer in the Plan shall not be considered an amendment to the Plan. In the event of an Employer’s termination of participation in the Plan, such Employer shall remain liable and responsible for all amounts payable by such Employer under the Plan.

(c)                                  The Company may terminate the participation in the Plan of any of the entities listed on Attachment A at any time by delivering to the Plan Administrator written notification to that effect.  Withdrawal by an entity listed on Attachment A or complete discontinuance of the payment of severance benefits under the Plan by any entity listed on Attachment A shall constitute termination of the Plan with respect to that entity.  In the event an entity listed on Attachment A withdraws from participation in the Plan, or the Company terminates the Plan, then except as provide in Section 11.5(b) above, no Employee shall be entitled to recover benefits hereunder for employment either before or after such action unless otherwise expressly provided by written agreement between the Employee and the Company.

11.6                        Employment Status.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (i) give any person the right to be retained in the employ of the Employer, (ii) restrict the right of the Employer to discharge any person at any time, (iii) give the Employer the right to require any person to remain in the employ of the Employer, or (iv) restrict any person’s right to terminate his employment at any time.

11.7                        Indemnification.  If any Level One Participants, Level Two Participants, Level Three Participants or Level Four Participants shall obtain any money judgment or otherwise prevail with respect to any litigation brought by such Participant or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Participant for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements, and (ii) to pay prejudgment interest on any money judgment obtained by such Participant from the earliest date that payment to such Participant should have been made under the Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate of one percent (1%) per month (with a partial month counting as a full month), as soon as practical after the particular judicial determination but in no event later than March 15 of the calendar year following such determination.

11.8                        Obligations Unfunded.  All benefits due to a Participant under the Plan are unfunded and unsecured and are payable out of the general funds of the Employer. One or more Employers may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

11.9                        Withholding.  Any benefits paid or provided pursuant to the Plan shall be subject to any required tax withholding.

11.10                 Severability.  Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11                 The Plan’s Relation to other Descriptive Matter.  The Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 11.6 of the Plan. If any description made in any other document is deemed to be in conflict with any provision of the Plan, the provisions of the Plan shall control.

11.12                 Non-alienation of Benefits.  No benefits payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.

11.13                 Governing Law.  The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Delaware.

11.14                 Effect on other Plans.  Subject to the provisions of Sections 3.5 and 4.2, the Plan has no effect on the rights of any Participant under any other employee benefit plan or policy sponsored by the Company such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, vacation pay plan, or Personal Paid Time plan. Rights under those plans or policies are governed solely by their terms.

11.15                 Miscellaneous.  Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

11.16                 Reorganized Companies and Mergers. Any corporation that succeeds to the business and assets of the Company or any part of its operations may, by appropriate resolution, adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing. Any corporation that succeeds to the business of any Employer other than the Company, or any part of the operations of such Employer may, by appropriate resolution, adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employer and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in writing have been approved by the Company.

XII.                         ERISA RIGHTS.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

12.1                        Receive Information About Your Plan and Benefits.

(a)                                 Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

12.2                        Prudent Actions By Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

12.3                        Enforce Your Rights.  If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

12.4                        Assistance With Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XIII.                    IDENTIFYING DATA.

The Plan is a welfare benefit plan providing benefits from the general assets of the Employer. Dynegy Inc. is the plan sponsor. The Plan Year is from January 1 to the following December 31 of each year. The plan sponsor has assigned plan number      to the Plan. The Employer identification number for Dynegy Inc. is 20- 5653152.

A.                                    Plan Sponsor

Dynegy Inc.

601 Travis St, Suite 1400

Houston, Texas 77002

(713) 507-6400

B.                                    Plan Administrator

Dynegy Inc. Benefit Plans Committee

c/o Vice President of Human Resources

Dynegy Inc.

601 Travis St, Suite 1400

Houston, Texas 77002

(713) 507-6400

C.                                    Agent for Legal Service of Process

Dynegy Inc. Benefit Plans Committee

c/o Vice President of Human Resources

Dynegy Inc.

601 Travis St, Suite 1400

Houston, Texas 77002

EXECUTED AND EFFECTIVE this 28th day of October, 2015.

DYNEGY INC.

By:	/s/ Raymond Gonzales
Name: Raymond Gonzales
Title: Vice President of Human Resources

Attachment A

Companies Participating in the
Dynegy Inc. Severance Plan

(i)                                     Casco Bay Energy Company, LLC;

(ii)                                  Dynegy Kendall Energy, LLC;

(iii)                               Dynegy Marketing and Trade, LLC;

(iv)                              Dynegy Midwest Generation, LLC;

(v)                                 Dynegy Morro Bay, LLC;

(vi)                              Dynegy Moss Landing, LLC;

(vii)                           Dynegy Oakland, LLC;

(viii)                        Dynegy Operating Company;

(ix)                              Dynegy Power, LLC;

(x)                                 Dynegy Power Marketing, LLC;

(xi)                              Ontelaunee Power Operating Company, LLC;

(xii)                           Sithe Energies, Inc.;

(xiii)                        Illinois Power Resources Generating Company;

(xiv)                       Illinois Power Generating Company;

(xv)                          Electric Energy, Inc.;

(xvi)                       EquiPower Resources Corp.;

(xvii)                    Brayton Point Energy, LLC; and

(xviii)                 Kincaid Energy Services Company, LLC.

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